As filed with the Securities and Exchange Commission on September 26, 2008

U.S. SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_____________________________________

FORM S-8
REGISTRATION STATEMENT
Under
THE SECURITIES ACT OF 1933
____________________________

Pacific Biometrics, Inc.
Name of Small Business Issuer in Its Charter

State of Delaware State of Incorporation	93-1211114 I.R.S. Employer Identification No.

220 West Harrison Street
Seattle, Washington 98119
Address and zip code of principal executive offices

2005 Stock Incentive Plan
(Full title of the plan)

Ronald R. Helm, Chief Executive Officer
220 West Harrison Street
Seattle, Washington 98119

(206) 298-0068
(Name, address and telephone number, including area code, of agent for service)

With a copy to:
Timothy M. Woodland
Cairncross & Hempelmann, P.S.
524 Second Avenue, Suite 500
Seattle, Washington 98104
(206) 587-0700

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act (Check one):

Large accelerated filer [ ]	Accelerated filer [ ]
Non-accelerated filer [ ]	Smaller reporting company [X]
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount of Securities to be Registered (1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Common Stock, $0.01 par value per share, under 2005 Stock Incentive Plan	3,000,000	$0.42	$1,260,000	$50.00

(1)
This registration statement shall also cover any additional shares of common stock which become issuable by reason of any stock dividend, stock split, recapitalization, merger, combination or other similar transaction effected without the receipt of consideration which results in an increase in the number of the outstanding shares of common stock.

(2)
Pursuant to Rules 457(c) and (h) of the Securities Act of 1933, as amended (the “Securities Act”), the proposed maximum offering price per share of common stock has been calculated on the basis of the market price per share of common stock, calculated as the average of the bid ($0.38) and ask ($0.45) prices for one share of common stock as reported by the OTC Bulletin Board on September 23, 2008.

EXPLANATORY NOTE

Pacific Biometrics, Inc., a Delaware corporation (the “Registrant”) is filing this registration statement on Form S-8 (this “Registration Statement”) with the Securities and Exchange Commission (the “SEC”) for the purpose of registering 3,000,000 shares of common stock, $.01 par value per share (the “Common Stock”) issuable upon the exercise of incentive and nonstatutory stock options and issued as restricted stock awards that have been and may be granted pursuant to the Registrant’s 2005 Stock Incentive Plan (the “2005 Plan”).

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The Registrant will send or give documents containing the information specified in Part I of Form S-8 to employees as specified by the Securities and Exchange Commission Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). Pursuant to the instructions to Form S-8, the Company is not required to file these documents with the Securities and Exchange Commission either as part of this Registration Statement or as prospectuses or prospectus supplements under Rule 424 of the Securities Act.

PART II

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed with the SEC are hereby incorporated by reference in this Registration Statement:

(1)	The Registrant’s Annual Report on Form 10-K for the year ended June 30, 2008, filed on September 26, 2008;

(2)
The description of the Registrant’s common stock contained in the Registration Statement on Form 8-A filed on October 11, 1996, pursuant to Section 12(g) of the Exchange Act, including any amendments or reports filed for the purpose of updating such description.

In addition, all documents that are subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date hereof (and that are filed prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities remaining unsold) shall also be deemed to be incorporated by reference into this Registration Statement and to be a part hereof commencing on the respective dates on which such documents are filed.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Set forth below is a description of certain provisions of our Amended and Restated Certificate of Incorporation, as amended (the “Certificate of Incorporation”), our Amended and Restated Bylaws (the “Bylaws”) and the General Law of the State of Delaware, as such provisions relate to the indemnification of the directors and officers of the Company. This description is intended only as a summary and is qualified in its entirety by reference to the Certificate of Incorporation, the Bylaws, and the General Corporation Law of the State of Delaware.

Section 145 of the Delaware General Corporation Law authorizes a corporation to indemnify its directors, officers, employees or other agents in terms sufficiently broad to permit indemnification (including reimbursement for expenses incurred) under certain circumstances for liabilities arising under the Securities Act. The Certificate of Incorporation and Bylaws contain provisions intended to indemnify officers and directors against liability to the fullest extent permitted by Delaware law.

The Certificate of Incorporation contains a provision permitted by Delaware law which eliminates the personal liability of our directors for monetary damages for breach or alleged breach of their fiduciary duty of care which arises under state law. Although this does not change the directors’ duty of care, it limits legal remedies which are available for breach of that duty to equitable remedies, such as an injunction or rescission. This provision of the Certificate of Incorporation has no effect on directors’ liability for: (1) breach of the directors’ duty of loyalty; (2) acts or omissions not in good faith or involving intentional misconduct or known violations of law; and (3) approval of any transactions from which the directors derive an improper personal benefit.

The Bylaws contain a provision that provides for the indemnification of any individual who was, is, or is threatened to be made a party, by reason of the fact that the individual is a director or officer of ours or serves in a similar role, to any pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative. Pursuant to this provision, the individual is indemnified against all expenses, liability and loss actually and reasonably incurred to the extent such individual is not otherwise indemnified and to the extent such indemnification is permitted by law.

We also maintain directors’ and officers’ reimbursement and liability insurance pursuant to standard form policies, insuring our directors and officers against certain liabilities for certain acts or omissions while acting in their official capacity, including liability under the Securities Act.

Insofar as indemnification for liabilities arising under the Securities Act may be allowed to our directors, officers and controlling persons under the foregoing provisions, or otherwise, we have been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit No.	Description

5.1	Opinion of Cairncross & Hempelmann, P.S. regarding legality of the Common Stock being registered
10.1	Pacific Biometrics, Inc. 2005 Stock Incentive Plan
23.1	Consent of PMB Helin Donovan LLP
23.2	Consent of Cairncross & Hempelmann, P.S. (included in opinion filed as Exhibit 5.1)
24.1	Power of Attorney (see signature page)

Item 9. Undertakings.

A. The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a) (3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof), which individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

(iii) To include any additional or changed material information on the plan of distribution;

provided, however, that paragraphs (1)(i) and (1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) For the purpose of determining liability under the Securities Act, to treat each post-effective amendment as a new registration statement of the securities offered therein, and the offering of the securities at that time to be the initial bona fide offering.

(3) To file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

B. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Seattle, State of Washington, on September 26, 2008.

PACIFIC BIOMETRICS, INC.

By:  /s/ Ronald R. Helm
         Ronald R. Helm, Chief Executive Officer

POWER OF ATTORNEY

Each person whose individual signature appears below hereby constitutes and appoints Ronald R. Helm and John P. Jensen, or either of them, as his attorney-in-fact, with full power of substitution, for him in any and all capacities, to sign any amendments to this Registration Statement, including any and all post-effective amendments, and to file the same, with exhibits thereto and other documents in connection therewith, with the SEC, hereby ratifying and confirming all that said attorneys-in-fact, or their substitute or substitutes, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Capacities	Date

/s/ Ronald R. Helm	Chief Executive Officer, President, and Director	September 26, 2008
Ronald R. Helm	(Principal Executive Officer)

/s/ John P. Jensen	Vice President of Finance and Controller	September 26, 2008
John P. Jensen	(Principal Financial Officer and Principal Accounting Officer)

/s/ Terry M. Giles	Director	September 26, 2008
Terry M. Giles

/s/ Paul G. Kanan	Director	September 26, 2008
Paul G. Kanan

/s/ Richard W. Palfreyman	Director	September 26, 2008
Richard W. Palfreyman

/s/ Curtis J. Scheel	Director	September 26, 2008
Curtis J. Scheel

/s/ Stanley L. Schloz	Director	September 26, 2008
Stanley L. Schloz

/s/ Kenneth R. Waters	Director	September 26, 2008
Kenneth R. Waters